UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 12)*


                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    769627100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Andrew J. Perel
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6656
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 26, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box [ ].

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Riv, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 418,294
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          418,294
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Properties, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MJX Flag Associates, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LMN 134 Family Company LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Leisure Group, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Sillerman Real Estate Ventures, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Mitchell J. Nelson
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Robert Sillerman
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Paul Kanavos
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|
--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       RH1, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Nevada
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 418,294
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          418,294
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Metro Investment, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 418,294
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          418,294
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       FC208, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Colorado
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      418,294
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       TTERB Living Trust dated 6/20/2000
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Nevada
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      418,294
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Brett Torino
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      418,294
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Rivacq LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 627,442
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          627,442
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF U.S. Hotel Co-Invest Holdings, L.L.C
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII U.S. Hotel Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       I-1/I-2 U.S. Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-A, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-B, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-1, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SCG Hotel Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Group Global, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Connecticut
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Barry S. Sternlicht
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 123,200
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          123,200
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       750,642
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.02%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

      This Amendment No. 12 amends and supplements the statement on Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 28, 2005, and amended by Amendment No. 1 on March 3, 2006, Amendment No. 2 on March 23, 2006, Amendment No. 3 on April 5, 2006, Amendment No. 4 on May 18, 2006, Amendment No. 5 on August 2, 2006, Amendment No. 6 on August 4, 2006, Amendment No. 7 on March 12, 2007, Amendment No. 8 on March 23, 2007, Amendment No. 9 on March 26, 2007, Amendment No. 10 on March 30, 2007 and Amendment No. 11 on April 17, 2007 by Flag Luxury Riv, LLC; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; Sillerman Real Estate Ventures, LLC; LMN 134 Family Company LLC; Mitchell Nelson; Robert Sillerman; Paul Kanavos; RH1, LLC; Metro Investment, LLC; FC208, LLC; TTERB Living Trust dated 6/20/2000; Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; and Barry S. Sternlicht with respect to the common stock, par value $0.001 per share, of Riviera Holdings Corporation, a Nevada corporation. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

      The Reporting Persons have entered into a Fourth Amended and Restated Joint Filing Agreement, dated as of April 16, 2007, a copy of which was filed as
Exhibit 10.17 to the Statement, and which is incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

ITEM 1.  SECURITY AND ISSUER

      Response unchanged.

ITEM 2.  IDENTITY AND BACKGROUND

      Response unchanged.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      Response unchanged.

ITEM 4.  PURPOSE OF TRANSACTION

      On April 26, 2007, FLR, Rivacq and RH1 sent a letter to the Company nominating the following five individuals to stand for election to the Board at the 2007 Annual Meeting of Stockholders of the Company: Michael D. Rumbolz, Larry duBoef, W. Dan Reichartz, Thalia M. Dondero and Daniel W. Yih (the "Nomination Letter").

      On April 26, 2007, FLR sent a letter to the Company demanding access to the Company's list of stockholders and other related materials pursuant to the Nevada Revised Statutes for the purpose of soliciting proxies (the "Demand Letter").

      The foregoing and subsequent references to, and descriptions of, the Nomination Letter and the Demand Letter are qualified in their entirety by reference to the Nomination Letter and the Demand Letter, the terms of which are incorporated herein by reference to Exhibits 10.18 and 10.19, respectively.

ITEM 5.  INTEREST IN SECURITIES OF THE COMPANY

      Response unchanged.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

      Item 6 is hereby supplemented as follows:

      17. On April 26, 2007, FLR, Rivacq and RH1 sent the Nomination Letter to the Company, the contents of which are described in Item 4 herein. A copy of such letter is filed herewith as Exhibit 10.18 and incorporated herein by reference.

      18. On April 26, 2007, FLR sent the Demand Letter to the Company, the contents of which are described in Item 4 herein. A copy of such letter is filed herewith as Exhibit 10.19 and incorporated herein by reference.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

      Item 7 is hereby supplemented as follows:

      10.18 Letter to Riviera Holdings Corporation, dated April 26, 2007, from Flag Luxury Riv, LLC, RH1, LLC and Rivacq LLC.

      10.19 Letter to Riviera Holdings Corporation, dated April 26, 2007, from Flag Luxury Riv, LLC.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Flag Luxury Riv, LLC

                              By:   /s/ Paul Kanavos
                                    --------------------------------------------
                              Name: Paul Kanavos
                              Title: President


                              Flag Luxury Properties, LLC

                              By:   /s/ Paul Kanavos
                                    --------------------------------------------
                              Name: Paul Kanavos
                              Title: President


                              MJX Flag Associates, LLC

                              By:   /s/ Robert Sillerman
                                    --------------------------------------------
                              Name: Member
                              Title: Robert Sillerman


                              Flag Leisure Group, LLC

                              By:   /s/ Paul Kanavos
                                    --------------------------------------------
                              Name: Paul Kanavos
                              Title: President


                              Sillerman Real Estate Ventures, LLC

                              By:   /s/ Robert Sillerman
                                    --------------------------------------------
                              Name: Robert Sillerman
                              Title: Member


                              LMN 134 Family Company LLC

                              By:   /s/ Mitchell J. Nelson
                                    --------------------------------------------
                              Name: Mitchell J. Nelson
                              Title: Managing Member


                              Mitchell J. Nelson

                              /s/ Mitchell J. Nelson
                              --------------------------------------------------

[Amendment No. 12 to Schedule 13D]

                              Robert Sillerman

                              /s/ Robert Sillerman
                              --------------------------------------------------


                              Paul Kanavos

                              /s/ Paul Kanavos
                              --------------------------------------------------


                              RH1, LLC

                              By: Metro Investment, LLC
                                  Its sole member

                                  By: FC208, LLC
                                      Member

                                         By: TTERB Living Trust dated 6/20/2000
                                             Its sole member

                                             By:   /s/ Brett Torino
                                                   -----------------------------
                                             Name: Brett Torino
                                             Title: Trustee


                              Metro Investment, LLC

                              By: FC208, LLC
                                  Member

                                  By: TTERB Living Trust dated 6/20/2000
                                      Its sole member

                                      By:   /s/ Brett Torino
                                            ------------------------------------
                                      Name: Brett Torino
                                      Title: Trustee


                              FC208, LLC

                              By: TTERB Living Trust dated 6/20/2000
                                  Its sole member

                                  By:   /s/ Brett Torino
                                        ----------------------------------------
                                  Name: Brett Torino
                                  Title: Trustee

[Amendment No. 12 to Schedule 13D]

                              TTERB Living Trust dated 6/20/2000

                              By:   /s/ Brett Torino
                                    --------------------------------------------
                              Name: Brett Torino
                              Title: Trustee


                              Brett Torino

                              /s/ Brett Torino
                              --------------------------------------------------


                              Rivacq LLC

                              By: SOF U.S. Hotel Co-Invest Holdings, L.L.C.

                                  By: SOF-VII U.S. Hotel Holdings, L.L.C.

                                      By:   /s/ Barry S. Sternlicht
                                            ------------------------------------
                                      Name: Barry S. Sternlicht
                                      Title: Chief Executive Officer

                                  By: I-1/I-2 U.S. Holdings, L.L.C.

                                      By:   /s/ Barry S. Sternlicht
                                            ------------------------------------
                                      Name: Barry S. Sternlicht
                                      Title: Chief Executive Officer

                              SOF U.S. Hotel Co-Invest Holdings, L.L.C.

                              By: SOF-VII U.S. Hotel Holdings, L.L.C.

                                  By:   /s/ Barry S. Sternlicht
                                        ----------------------------------------
                                  Name: Barry S. Sternlicht
                                  Title: Chief Executive Officer

                              By: I-1/I-2 U.S. Holdings, L.L.C.

                                  By:   /s/ Barry S. Sternlicht
                                        ----------------------------------------
                                  Name: Barry S. Sternlicht
                                  Title: Chief Executive Officer

[Amendment No. 12 to Schedule 13D]

                              SOF-VII U.S. Hotel Holdings, L.L.C.

                              By:   /s/ Barry S. Sternlicht
                                    --------------------------------------------
                              Name: Barry S. Sternlicht
                              Title: Chief Executive Officer


                              I-1/I-2 U.S. Holdings, L.L.C.

                              By:   /s/ Barry S. Sternlicht
                                    --------------------------------------------
                              Name: Barry S. Sternlicht
                              Title: Chief Executive Officer


                              Starwood Global Opportunity Fund VII-A, L.P.

                              By: SOF-VII Management, L.L.C.
                                  Its general partner

                                  By: Starwood Capital Group Global, L.L.C.
                                  Its General manager

                                         By:   /s/ Barry S. Sternlicht
                                               ---------------------------------
                                         Name: Barry S. Sternlicht
                                         Title: Chief Executive Officer


                              Starwood Global Opportunity Fund VII-B, L.P.

                              By: SOF-VII Management, L.L.C.
                                  Its general partner

                                  By: Starwood Capital Group Global, L.L.C.
                                      Its General manager

                                         By:   /s/ Barry S. Sternlicht
                                               ---------------------------------
                                         Name: Barry S. Sternlicht
                                         Title: Chief Executive Officer


                              Starwood U.S. Opportunity Fund VII-D, L.P.

                              By: SOF-VII Management, L.L.C.
                                  Its general partner

                                  By: Starwood Capital Group Global, L.L.C.
                                  Its General manager

                                         By:   /s/ Barry S. Sternlicht
                                               ---------------------------------
                                         Name: Barry S. Sternlicht
                                         Title: Chief Executive Officer

[Amendment No. 12 to Schedule 13D]

                              Starwood U.S. Opportunity Fund
                              VII-D-2, L.P.

                              By: SOF-VII Management, L.L.C.
                                  Its general partner

                                  By: Starwood Capital Group Global, L.L.C.
                                      Its General manager

                                      By:   /s/ Barry S. Sternlicht
                                            ------------------------------------
                                      Name: Barry S. Sternlicht
                                      Title: Chief Executive Officer


                              Starwood Capital Hospitality Fund I-1, L.P.

                              By: SCG Hotel Management, L.L.C.
                                  Its general partner

                                  By: Starwood Capital Group Global, L.L.C.
                                  Its General manager

                                      By:   /s/ Barry S. Sternlicht
                                            ------------------------------------
                                      Name: Barry S. Sternlicht
                                      Title: Chief Executive Officer


                              Starwood Capital Hospitality Fund I-2, L.P.

                              By: SCG Hotel Management, L.L.C.
                                  Its general partner

                                  By: Starwood Capital Group Global, L.L.C.
                                      Its General manager

                                        By:   /s/ Barry S. Sternlicht
                                              ----------------------------------
                                        Name: Barry S. Sternlicht
                                        Title: Chief Executive Officer


                              SOF-VII Management, L.L.C.

                              By: Starwood Capital Group Global, L.L.C.
                                  Its General manager

                                  By: /s/ Barry S. Sternlicht
                                      -----------------------------------------
                                      Name: Barry S. Sternlicht
                                      Title: Chief Executive Officer

[Amendment No. 12 to Schedule 13D]

                              SCG Hotel Management, L.L.C.

                              By: Starwood Capital Group Global, L.L.C.
                                  Its General manager

                                  By: /s/ Barry S. Sternlicht
                                      -----------------------------------------
                                      Name: Barry S. Sternlicht
                                      Title: Chief Executive Officer


                              Starwood Capital Group Global, LLC

                              By:   /s/ Barry S. Sternlicht
                                    --------------------------------------------
                              Name: Barry S. Sternlicht
                              Title: Chief Executive Officer


                              Barry S. Sternlicht

                              /s/ Barry S. Sternlicht
                              --------------------------------------------------

Dated: April 27, 2007